Exhibit 10.1
THE WET SEAL, INC.
SEVERANCE AND CHANGE IN CONTROL PLAN
ARTICLE 1
GENERAL
1.1    Purpose. The purpose of The Wet Seal, Inc. Severance and Change in Control Plan (the “Plan”) is to provide for the payment of severance and change in control benefits to covered executives of the Company in order to encourage and motivate them to devote their full attention to the performance of their duties without distraction or concern regarding the possibility, threat or occurrence of involuntary termination of employment or a Change in Control (as defined below). This Plan is intended to provide uniform severance and change in control benefits for participating executives. With respect to each executive who participates in the Plan, the Plan supersedes all plans, policies, agreements, or other arrangements for severance payments. To the extent the Plan provides deferred compensation it is an unfunded plan primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees.
1.2    Effective Date. The Plan is effective on April 8, 2013 (the “Effective Date”).
ARTICLE 2
DEFINITIONS
As used herein, the following terms shall have the meanings set forth below.
2.1    “Board” means the Board of Directors of the Company.
2.2    “Cause” means (i) any act of material willful misconduct or material dishonesty by a Participant in the performance of the duties of his or her employment; (ii) any willful failure, neglect or refusal by a Participant to attempt in good faith to perform the duties of the Participant’s employment or to follow the lawful instructions of the Company (except as a result of physical or mental incapacity or illness) which is not promptly cured after written notice; (iii) a Participant’s commission of any fraud or embezzlement against the Company (whether or not a misdemeanor); (iv) a Participant’s being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or (v) a Participant’s failure to materially comply with the material policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of the Participant’s fiduciary duties to the Company, which failure or breach is materially injurious to the business or reputation of the Company.
2.3    “Change in Control” means either:
(a)    any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the date hereof, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting

Securities”); provided, however, that an event described in this clause (a) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in clause (b)); or
(b)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Board as of the date hereof at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).
2.4    “Code” means the Internal Revenue Code of 1986, as amended.
2.5    “Committee” means the Board or, if the Board so determines, the Compensation Committee of the Board.
2.6    “Company” means The Wet Seal, Inc. and any successor thereto.
2.7    “Covered Termination” means the termination of a Participant’s employment by the Company or a subsidiary without Cause or by the Participant for Good Reason, provided that such termination of employment results in a “separation from service” within the meaning of Section 409A of the Code.
2.8    “Eligible Employee” means any employee of the Company with the title of Senior Vice President or above.

2.9    “Good Reason” means the occurrence, without a Participant’s written consent, of : (i) a material diminution in the Participant’s base compensation; or (ii) a material change of at least fifty (50) miles in the geographic location at which the Participant must regularly perform the Participant’s services; or, in the case of Participant’s who are Executive Vice Presidents and above, (iii) a material diminution in the Participant’s job responsibilities, duties or authorities; provided that the occurrence of any such event or circumstance described in (i), (ii) and (iii) above will constitute Good Reason only if (x) the Company fails to cure such event or circumstance within 30 days after receipt from the Participant of written notice of the existence thereof, which notice must be provided to the Board within 90 days after the initial existence of such event or circumstances with sufficient specificity from the Participant for the Company to respond to such claim, and (y) the Participant terminates employment with the Company within 30 days following the expiration of the Company cure period pursuant to clause (x).
2.10    “Participant” means any Eligible Employee who is selected to participate in the Plan and whose participation has not been terminated.
2.11    “Plan” means severance and change in control plan set forth herein, as it now exists or is hereafter amended.
2.12    “Release” means a general release from a Participant substantially in the form of Exhibit A to the Plan.
2.13    “Salary” means a Participant’s annual base salary at the rate in effect immediately prior to the date of a Covered Termination.
2.14    “Severance Multiple” means .5 in the case of Participants who are Senior Vice Presidents, 1.0 in the case of Participants who are Executive Vice Presidents, and such multiple as the Committee may designate in the case of Participants above the level of Executive Vice President.
2.15    “Termination Date” means the date on which a Participant’s employment terminates by reason of a Covered Termination.

ARTICLE 3
ACCRUED COMPENSATION
3.1    Accrued Compensation on Termination of Employment. Upon termination of a Participant’s employment with the Company for any reason, the Participant will be entitled to receive (a) any accrued but unpaid salary through the date of termination, payable on the payroll date coincident with or next following such date, (b) the unpaid amount, if any, of the annual bonus earned by the Participant for the preceding fiscal year, payable on the date such bonus would have been paid if the Participant’s employment had not terminated (but in no event later than the date that other executives are paid their annual bonus for such year), (c) accrued and unused vacation pay, if any, paid in accordance with the terms of the Company’s vacation policy, (d) reimbursement for any unreimbursed business expenses properly incurred by the Participant in accordance with Company policy, and (e) any payments or benefits accrued by and payable to Participant under and in accordance with the terms of any Company employee benefit plan in which the Participant participates.
ARTICLE 4
NON-CHANGE IN CONTROL SEVERANCE BENEFITS
4.1    Covered Termination of Employment. If a Participant’s employment terminates in a Covered Termination, then, in addition to the accrued compensation described in Section 3.1, and subject to the provisions hereof, including, without limitation, timely satisfaction of the Release condition set forth in Section 6.1 below, the Participant will be entitled to receive the payments and benefits described in (a) and (b) below.
(c)    Severance. The Participant will be entitled to receive salary continuation for 12 months from the Termination Date in the case of Participants with the title of Executive Vice President and higher, and 6 months from the Termination Date in the case of Participants with the title of Senior Vice President. If the Participant is a "specified employee" and if the Participant's severance payments are subject to a six-month delay in order to comply with Section 409A of the Code, then, at the end of the six-month delay period, the Company will make a catch up payment to the Participant equal to the aggregate payments that would have been made during the six-month delay period if such payments had been exempt from Section 409A.
(d)    Continued Healthcare. If the Participant elects to receive COBRA continuation coverage, the Company will pay, or reimburse the Participant for the payment of the premiums for the Participant and Participant’s covered spouse and dependents, if any, through the earliest of (i) the last day of the 12th month following the end of the month in which the Termination Date occurs, (ii) the date the Participant and/or the Participant’s covered spouse and dependents, if any, become eligible for healthcare coverage under the plan(s) of another employer, and (iii) the date that the Participant and/or the Participant’s covered spouse or dependents, if any, become no longer eligible for COBRA. Any such payment or reimbursement by the Company shall be subject to any required withholding taxes. After the Company ceases to pay premiums pursuant to this subsection, the Participant may, if eligible, elect to continue healthcare coverage at the Participant’s expense in accordance the provisions of COBRA.

ARTICLE 5
CHANGE IN CONTROL SEVERANCE BENEFITS
5.1    General. If a Participant’s employment is terminated in a Covered Termination within twelve months after the occurrence of a Change in Control, then, in addition to the accrued compensation described in Section 3.1, and subject to the provisions hereof, including, without limitation, timely satisfaction of the Release condition set forth in Section 6.1, the Participant will be entitled to receive the payments, benefits and equity award vesting described below.
(a)    Severance. The Participant will receive a single sum cash payment equal to the Participant’s Severance Multiple times the sum of (1) the Participant’s Salary plus (2) the amount of the Participant’s target bonus opportunity for the fiscal year in which the Termination Date occurs, payable on the Company’s payroll date next following the date on which said Release condition is satisfied.
(b)    Continued Healthcare. The Participant (and, if applicable, the Participant’s covered spouse and dependents) will be entitled to receive healthcare continuation benefits upon the same terms and conditions set forth in Section 4.1(b).
(c)    Vesting of Equity Awards.
(i)    If, in connection with the Change in Control, any of the Participant’s outstanding and unvested equity-based compensation awards are not assumed by or converted into economically equivalent awards for or with respect to securities of the acquiring or successor company (or a parent company thereof), then, unless otherwise specified in the applicable award agreement, such outstanding and unvested award will become fully vested immediately prior to the Change in Control, such that the Participant will be able to realize the full value of the award as if it had become vested prior to the Change in Control transaction.
(ii)    If, in connection with a Change in Control, any of the Participant’s outstanding equity-based compensation awards are assumed by or converted into economically equivalent awards for securities of the acquiring or successor company (or a parent company thereof), then—
(1)    if the award is subject to performance-based vesting conditions and the Change in Control occurs before the end of the applicable performance period, the performance conditions, to the extent not previously satisfied, will be deemed to be satisfied at the target level, (A) if the original award provides for vesting solely on the basis of performance, the assumed or converted award will become vested solely on the basis of time at the end of the applicable performance period(s), subject to Participant’s continuing employment, or (B) if the original award vests on the basis of time and performance, the assumed or converted award will become vested solely in accordance with the time-based vesting condition; and
(2)    if the Participant’s employment is terminated in a Covered Termination within one year after the date of the Change in Control, then the unvested portion of the award, if any, will thereupon become fully vested.

5.2    Covered Termination in Contemplation of a Change in Control. If the Participant’s employment is terminated in a Covered Termination as a result of an action directed or requested by a person who directly or indirectly undertakes a transaction that constitutes a Change in Control that occurs within one year after such termination, the Participant shall be entitled to receive the payments and benefits described in Article 4, provided, however, that, if the Change in Control actually occurs and the Change in Control satisfies the requirements of Treasury Regulation 1.409A-3(i)(5), then, upon the occurrence of the Change in Control, Article 4 shall prospectively cease to apply and, in lieu thereof, the Participant shall be entitled to receive the payments, benefits and equity award vesting the Participant would have received under Section 5.1 if the Termination Date had occurred within 12 months after the Change in Control, less any payments and benefits paid or provided to or earned by the Participant under Article 4 prior to the Change in Control. For the purpose of the preceding sentence, if an unvested equity award is forfeited on the Participant’s Termination Date, then, at the time of the Change in Control, the Participant will receive additional compensation in the same form, manner and amount as the Participant would have received with respect to such forfeited award if the Participant’s employment had continued through the date of the Change in Control.
ARTICLE 6
RELEASE OF CLAIMS; RESIGNATION OF POSITIONS
6.1    Release Condition. The Company will deliver a form of Release to the Participant within ten (10) business days following a Participant’s Termination Date, which will be substantially in the form annexed hereto as Exhibit A. As a condition of receiving any payments, benefits and accelerated vesting of equity awards pursuant to Articles 4 or 5, the Participant must execute and deliver the Release to the Company within 21 days following the date upon which the Company timely delivers the Release to the Participant (or, if the Participant’s termination of employment is “in connection with an exit incentive or other employment termination program,” as such phrase is defined in the Age Discrimination in Employment Act of 1967, within 45 days following the date of such delivery) and the Participant must not revoke the Release during the seven-day revocation period that begins when the Release is signed and delivered to the Company. If the Participant fails to execute and deliver the Release within said 21 (or, if applicable, 45) day period, or if the Participant does timely execute and deliver the Release to the Company but then timely revokes the Release, the Participant shall not be entitled to any such payments, benefits and accelerated vesting of equity awards. Notwithstanding anything to the contrary contained herein, if a Participant’s Termination Date and the outside date for revocation of the Release span two calendar years, any payments required to be made to the Participant that are subject to the aforesaid Release and that are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be payable on the later of the expiration of the Release revocation period, or the first business day of the calendar year following the calendar year in which the Termination Date occurs.
6.2    Deemed Resignations. Upon termination of a Participant’s employment for any reason, the Participant shall be deemed to have resigned from all offices, directorships and committees memberships, if any, that the Participant then holds with the Company or any of its affiliates, and, at the Company’s request, the Participant shall execute such documents as are necessary or desirable to evidence or effectuate such resignations.

ARTICLE 7
LIMITATION ON PARACHUTE PAYMENTS
7.1    Section 280G Contingent Cutback. Notwithstanding anything herein to the contrary, if any payment or benefit to or for a Participant under this Plan or otherwise would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this provision, be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall be payable either (a) in full, or (b) to such lesser amount as would result in no portion of such payments and benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis of the greatest amount of payments and benefits under this Plan or otherwise, notwithstanding that all or some portion of such payment or benefits may be taxable under Section 4999 of the Code. If a Participant will receive a reduced amount pursuant to clause (b) above, then the reduction shall be made in the following order: (x) cash payments; (y) cancellation of accelerated vesting of equity awards other than stock options (with the latest vesting reduced first), and (z) cancellation of accelerated vesting of stock options (with the latest vesting reduced first).
7.2    Determination of Contingent Cutback. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of a Change in Control or, in the event such accounting firm is precluded from performing calculations hereunder, such other accounting firm of national reputation selected by the Company, and reasonably acceptable to the Participant, shall perform the calculations that are required by Section 7.1. The Company shall bear all expenses with respect to the determinations by such accounting firm in accordance with this Section. The accounting firm shall provide its calculations to the Company and the Participant within fifteen (15) calendar days after the date on which the Participant’s right to a payment under the Plan is triggered, unless the Company and the Participant agree otherwise. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company, the Participant and any other interested persons.
ARTICLE 8
ASSIGNMENT AND SUCCESSORS
8.1    Successors. The Company may assign its rights and obligations under the Plan to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), provided that any such successor shall assume the obligations of the Company under the Plan and agree expressly to perform such obligations in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For the purposes hereof, the term “Company” shall include any such successor to the Company’s business and/or assets who executes and delivers the assumption agreement described in the preceding sentence or who becomes bound by the terms of the Plan by operation of law.
8.2    Inurement. The rights and obligations of the Company and each Participant under the Plan shall be binding upon and inure to the benefit of the Company, the Participant and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. A Participant may not assign or transfer any of his or her rights or obligations hereunder, other than the Participant’s rights to payments hereunder, which may be transferred only by will or operation of law.

ARTICLE 9
AT-WILL EMPLOYMENT; NO DUPLICATION
9.1    No Change in Employment Status. The Plan is not an employment contract. Neither the Plan nor an Eligible Employee’s participation in the Plan shall change the “at will” employment status of any Participant, confer on the Participant any right to continued employment or affect the ability of the Company to terminate and/or amend the terms and conditions of such Participant’s employment.
9.2    No Duplication of Benefits. Any severance payments and benefits under the Plan shall be reduced by and shall not be duplicative of any other severance payments and benefits, and to the extent an Eligible Employee has executed an individually negotiated agreement with the Company relating to severance payments and benefits that is in effect on his or her Termination Date, no amounts will be due hereunder unless such Eligible Employee acknowledges and agrees that the severance payments and benefits, if any, provided by the Plan are in lieu of and not in addition to any severance payments and benefits provided under the terms of such individually negotiated agreement.
ARTICLE 10
ADMINISTRATION
10.1    General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee.
10.2    Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, may select the Eligible Employees who will participate in the Plan, prescribe the terms and conditions of such participation, construe, interpret and apply the provisions of the Plan and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The Committee shall have full power and authority to carry out its responsibilities and functions under the Plan.
10.3    Delegation of Authority. The Committee may delegate to any person or subcommittee (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate.
10.4    Decisions Binding. Any determination made by the Committee in the exercise of its authority with respect to the Plan shall be made in the Committee’s sole discretion, and all such determinations shall be final, conclusive, and binding on all persons.
10.5    Indemnification. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company to whom any duty or power relating to the administration of the Plan or any Award is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

ARTICLE 11
NOTICES
11.1    Notices. Any notice, request, claim, demand, document and other communication hereunder to the Company or a Participant shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method permitted by the Company), as follows:
(a)    if to the Company:
The Wet Seal, Inc.
        26972 Burbank
        Foothill Ranch, CA 92610
        Attn: Board of Directors
        Facsimile: (949) 206-4977
(b)    if to the Participant, at the address set forth in the Participant’s personnel file with the Company; or
(c)    at any other address as either the Participant or the Company shall have specified by notice in writing to the other.
ARTICLE 12
CONFIDENTIALITY; NON-DISPARAGEMENT.
12.1    Confidentiality. Each Participant shall enter into and shall abide by the Company’s standard Confidentiality and Non-Solicitation Agreement (the “Confidential Information Agreement”). Notwithstanding the foregoing or anything in the Confidential Information Agreement to the contrary, in the event of a conflict or inconsistency between the Confidential Information Agreement and the Plan, the terms of the Plan shall apply.
12.2    Non-Disparagement. As a condition of participating in the Plan, each Participant agrees not to disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately. Nothing in this section shall have application to any evidence, testimony or disclosure required by any court, arbitrator or government agency.
ARTICLE 13
SECTION 409A
13.1    General. The Plan will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral. With respect to other amounts that are subject to Section 409A, it is intended, and the Plan will be construed so that any such amounts payable, and the Company’s and a Participant’s exercise of authority or discretion, hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject the Participant to the payment of interest and additional tax that may be imposed under Section 409A.

13.2    Meaning of Termination of Employment. Solely as necessary to comply with Section 409A of the Code and to this extent for purposes of Articles 4 and 5 and any other provision where this definition is specifically referenced, “termination of employment” or terms of like import shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code. In addition, to avoid having such a separation from service occur after the Participant’s termination of employment, it is contemplated that the Participant shall not have (after the Participant’s termination of employment) any duties or responsibilities that are inconsistent with the termination of employment being treated as such a separation from service as of the date of such termination.
13.3    Expense Reimbursements. To the extent that any expense reimbursement provided for by the Plan does not qualify for exclusion from federal income taxation, the Company will make the reimbursement only if the Participant incurs the corresponding expense during the period of the Participant’s employment with the Company and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year; and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.
13.4    Installments. For purposes of Articles 4 and 5 with respect to amounts payable in the event of a Covered Termination of Participant’s employment, each such payment shall be treated as a separate payment within the meaning of the final regulations under Section 409A. Each such payment that is required to be made within 2-1/2 months following the end of the year that contains the date of the Participant’s termination of employment (the “STD Period”) is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A, and each such payment that is not so exempt shall be subject to delay in accordance with Section 13.5.
13.5    Delayed Payments to Specified Employees. In the event a Participant is a “specified employee” (within the meaning of Section 409A of the Code) on the date of the Participant’s termination of employment, any payment that is subject to Section 409A and is payable to the Participant in connection with Participant’s termination of employment shall not be paid earlier than six months after such termination of employment, at which time the Participant shall receive a catch-up payment of the amounts that otherwise would have been paid in the absence of such six-month delay (provided, if Participant dies after the date of the Participant’s termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to the Participant’s estate without regard to such six-month delay). This Section will apply notwithstanding other provisions in the Plan that permit or require payment at an earlier time (and notwithstanding terms in such other provisions that may provide for their application without regard to other provisions of the Plan).
ARTICLE 14
MISCELLANEOUS PROVISIONS.
14.1    Tax Withholding. The Company shall be entitled to withhold from any amounts payable under this Plan any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
14.2    Amendment and Termination; Waiver. The Plan will have an initial term of three years from the Effective Date. On each anniversary of the Effective Date the term will automatically renew for an additional year unless prior to such anniversary date, the Board shall have adopted a resolution not to extend the term of the Plan (such that, for the avoidance of doubt, at any point in time when the Board takes such action, there will always be at least two additional years before the Plan terminates). If a Change in Control occurs while the Plan is in effect, the Plan shall continue for at least two years following such Change in Control. The Board may amend the Plan at any time, provided, however, that no amendment may adversely affect the rights of a Participant without the Participant's consent. The failure of the Company to insist upon strict adherence to any provision hereof on any occasion shall not be considered a waiver of the Company’s rights or deprive the Company of the right thereafter to insist upon strict adherence to that provision or any other provision of the Plan.
14.3    Choice of Law. The Plan shall be governed by and construed in accordance with the laws of the State of California.
14.4    Severability. The invalidity or unenforceability of any provision or provisions of the Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

EXHIBIT A
FORM OF RELEASE
1.    Termination of Employment. ___________________ (“Executive”) acknowledges that Executive’s last day of employment with The Wet Seal, Inc. and any of its affiliates (the “Company”) is _______________ (the “Termination Date”).
2.    Full Release. For the consideration set forth in the Severance and Change in Control Plan (the “Plan”) and for other fair and valuable consideration therefor, Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Plan upon termination of employment, employee benefit plans of the Company, Executive’s equity awards and equity in the Company, or Executive’s right to indemnification, if any, as provided in any indemnification agreement between the Executive and the Company, the Company’s bylaws (as amended from time to time), the Restated Certificate of Incorporation of the Company (as amended from time to time), any other plan or agreement or at law, or Executive’s coverage under any directors and officers liability insurance policies.
3.    Waiver of Rights Under Other Statutes. Executive understands that this Release waives all claims and rights Executive may have under certain federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations, and Mass Layoffs, the California Labor Code; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, California) that in any way relate to Executive’s employment or the termination of his employment.
4.    Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Release. This Release is executed by Executive without reliance on any representation by Company or any of its agents. Executive states that he is fully competent to manage his business affairs and understands that he may be waiving legal rights by signing this Release. Executive hereby acknowledges that he has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of his choosing.

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Executive hereby acknowledges that he fully understands the terms of this Release and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.
5.    Waiver of Rights Under the Age Discrimination Act. Executive understands that this Release waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this Release. For a period of seven (7) days following execution of this Release, Executive may revoke the terms of this Release by a written document received by the Chief Financial Officer of the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this Release. The Release will not be effective until said revocation period has expired. Executive acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Release. Executive has been advised to consult with an attorney prior to executing this Release and has been given a full and fair opportunity to do so.
6.    Waiver Of Civil Code Section 1542. It is the intention of the parties in signing this Release that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
7.    Miscellaneous.
(a)    This Release shall be governed in all respects by the laws of the State of California without regard to the principles of conflict of law.
(b)    In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c)    This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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(d)    The paragraph headings used in this Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Release.
(e)    This Release and the Severance Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this Release, it shall be settled in accordance with the arbitration provisions of the Severance Agreement.
(f)    This Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.
IN WITNESS WHEREOF, the parties hereto have executed this Release on _________, 20_____.

THE WET SEAL, INC.

By:
Name:
Title:

Executive

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